Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen California AMT-Free Municipal Income Fund f/k/a
Nuveen Insured California Tax-Free Advantage Municipal Fund

811-21212


The annual meeting of shareholders was held in the offices of Nuveen Investments on February 24, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies as well as voting on a Plan of Reorganization. The meeting was subsequently adjourned to March 30, 2012.

Voting results for March 30 are herein
incorporated by reference
from the SEC filing on May 7,
2012, under Conformed
Submission Type N-CSR,
accession number 0000891804-12-
000693.

Proxy materials are herein
incorporated by reference
to the SEC filing on January 27,
2012, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-12-027390.